Exhibit 5.2

May 17, 2011

KfW,
Palmengartenstrasse 5-9,
D-60325 Frankfurt am Main, Germany

Ladies and Gentlemen:

In connection with the filing of a registration statement (the “Registration Statement”) under Schedule B of the United States Securities Act of 1933, as amended (the “Act”), relating to medium-term notes (the “Notes”) of KfW, an institution organized under public law of the Federal Republic of Germany (“Germany”), to be issued from time to time in accordance with the terms of the fiscal agency agreement between KfW, Deutsche Bank Aktiengesellschaft and Deutsche Bank Trust Company Americas, dated January 7, 2009 and substantially in the form filed as Exhibit 4.4 to the Registration Statement (the “Fiscal Agency Agreement”), and sold from time to time pursuant to the distribution agreement between KfW, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, dated January 7, 2009 and substantially in the form filed as Exhibit 1.5 to the Registration Statement (the “Distribution Agreement”), I, in my capacity as General Counsel and Senior Vice President of KfW, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, it is my opinion that:

(1)                                  KfW is duly established and validly existing as an institution under public law of Germany.

(2)                                  KfW has full power and authority to issue the Notes, to enter into the Distribution Agreement and the Fiscal Agency Agreement and to perform its obligations thereunder.

(3)                                  When the Registration Statement under Schedule B relating to the Notes has become effective under the Act, when the terms of a particular Note and of its issuance and sale have been duly authorized and established by all necessary corporate action in conformity with the Fiscal Agency Agreement and when such Note has been duly completed, executed and authenticated in accordance with the Fiscal Agency Agreement and delivered against payment in accordance with the Distribution Agreement, such Note will constitute a valid and legally binding obligation of KfW.

In rendering the foregoing opinion, I have assumed that such Notes when issued do not violate any applicable law or agreement then binding KfW.  Further, I note that the enforcement of any agreement, instrument (including the Notes) or right may be limited by bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium, limitation and similar laws of general applicability relating to or affecting the rights of creditors and by general equity principles.

The foregoing opinion is limited to the laws of Germany, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I, in my own capacity and on behalf of the legal department of KfW, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to the legal department of KfW under the heading “Validity of Securities” in the Prospectus.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DR. VOLKER GROSS
Dr. Volker Gross